                                                                                                   EXHIBIT 12
                                                                 INDIANA MICHIGAN POWER COMPANY
                                                 Computation of Consolidated Ratio of Earnings to Fixed Charges
                                                                (in thousands except ratio data)
                                                                                                       Twelve
                                                                                                       Months
                                                                 Year Ended December 31,               Ended
                                                 ----------------------------------------------------
                                                   1996       1997       1998       1999       2000    6/30/01
                                                   ----       ----       ----       ----       ----    -------
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . .  $ 41,209   $ 39,678   $ 35,910   $ 31,442   $ 24,154  $ 23,357
  Interest on Other Long-term Debt. . . . . . .    20,100     21,064     27,457     38,623     55,977    58,365
  Interest on Short-term Debt . . . . . . . . .     2,982      3,248      4,903      9,207     19,263    16,357
  Miscellaneous Interest Charges. . . . . . . .     3,262      3,187      3,113      6,754     20,356    21,288
  Estimated Interest Element in Lease Rentals .    82,600     79,700     79,300     73,800     74,100    74,100
                                                 --------   --------   --------   --------   --------  --------
       Total Fixed Charges. . . . . . . . . . .  $150,153   $146,877   $150,683   $159,826   $193,850  $193,467
                                                 ========   ========   ========   ========   ========  ========

Earnings:
  Net Income (Loss) . . . . . . . . . . . . . .  $157,153   $146,740   $ 96,628   $ 32,776  $(132,032) $  3,439
  Plus Federal Income Taxes . . . . . . . . . .    76,899     74,223     47,210     18,866     (4,524)   67,195
  Plus State Income Taxes . . . . . . . . . . .     9,270      7,519      4,938     (7,352)     9,237    13,467
  Plus Fixed Charges (as above) . . . . . . . .   150,153    146,877    150,683    159,826    193,850   193,467
                                                 --------   --------   --------   --------  ---------  --------
       Total Earnings . . . . . . . . . . . . .  $393,475   $375,359   $299,459   $204,116  $  66,531  $277,568
                                                 ========   ========   ========   ========  =========  ========

Ratio of Earnings to Fixed Charges. . . . . . .      2.62       2.55       1.98       1.27       0.34      1.43
                                                     ====       ====       ====       ====       ====      ====